Global proxy voting policy and procedures

February 2025 edition

INTERNAL

Executive summary

Each investment team at Manulife Investment Management (Manulife IM)1 is responsible for investing in line with its investment strategy and clients’ objectives. Manulife IM’s approach to proxy voting leverages the skills and knowledge of multiple individuals and teams across the company, including those with expertise on investments, legal matters, corporate governance, environmental matters, social issues, and investment stewardship. Manulife IM’s proxy voting practices align with our organizational structure and consider financially material factors in support of long-term value.

This global proxy voting policy and procedures (policy) applies to each of the Manulife IM advisory affiliates listed in Appendix A. In seeking to adhere to local regulatory requirements of the jurisdiction in which an advisory affiliate operates, additional procedures specific to that affiliate may be implemented to ensure compliance, where applicable. The policy is not intended to cover every possible situation that may arise in the course of business, but rather to act as a decision-making guide. It is therefore subject to change and interpretation from time to time as facts and circumstances dictate.

Manulife IM sets forth broad proxy voting guidelines in our separate Manulife IM global proxy voting guidelines (the guidelines). The guidelines express our general approach to specific proxy voting proposals and subject matter and are intended to be read in conjunction with our various issue-specific statements.2 The guidelines are an important public disclosure reflecting what we, as fiduciaries, believe drive long-term value, and we vote consistently with those principles. While the guidelines broadly indicate our approach to voting on environmental, social, and governance (ESG) integrated strategies,3 we also maintain some additional and differentiated voting guidelines for our thematic strategies. Our thematic strategies are those investment strategies that focus on specific ESG issues or trends.4 An active decision to invest in a company reflects a positive conviction in the investee company and usually in the incumbent management team and, therefore, we often support management’s voting recommendations, but management recommendations are only one of the factors we consider. Public disclosure of our voting guidelines is intended to assist portfolio company management in understanding our perspective and ensure an effective dialogue. Manulife IM applies these guidelines with discretion, such that investment professionals may consider the facts and circumstances of individual ballot items.

1 Manulife Investment Management is the unified global brand for Manulife’s global wealth and asset management business, which serves

INTERNAL

individual investors and institutional clients in three businesses: retirement, retail, and institutional asset management (public markets and private markets). 2 Our issue-specific statements include, as examples, our climate change statement ,  our nature statement ,  and our executive compensation statement .  3 Including ESG integration and quantitative screening. 4 Including sustainable, sustainable thematic, and impact (e.g., clean energy, climate mitigation).

INTERNAL

Statement of policy

•The right to vote is a basic component of share ownership and is an important control. Where clients delegate proxy voting authority to Manulife IM, Manulife IM has an obligation to manage voting rights in a manner consistent with our fiduciary responsibilities.

•Manulife IM seeks to achieve the stated objective of the investment strategy for our clients throughout the investment process, including through proxy voting and wider stewardship.

•We encourage good corporate governance at companies as we believe it enhances longer-term resilience by positioning companies to best manage risks and supporting long-term shareholder value.

•Where we believe that sustainability factors can materially affect financial value, we integrate financially material sustainability risks and opportunities into our investing processes.

•We look to establish constructive relationships with boards of companies in which we invest and look to integrate those dialogues into our proxy voting decision-making process.5

•We strive to leverage a range of expertise in our company across our decision-making.

•Where Manulife IM is granted and accepts responsibility for voting proxies for client accounts, we will seek to ensure proxies are received, voted, or not voted with a view to maximize the economic value.

•Manulife IM has implemented processes to prevent and mitigate identified potential conflicts.

•Manulife IM will disclose information about our proxy voting policies and procedures to our clients.

•By articulating public positions on a range of issues, developed by an appropriate range of expertise, Manulife IM articulates our opinion on how a range of issues may affect investors financially.

•Manulife IM will maintain records relating to proxy voting.

Standards

Scope of proxy voting authority

Manulife IM’s authority to vote proxies is determined by our agreements with clients. Where Manulife IM is granted and accepts responsibility for voting proxies for client accounts, we will seek to ensure proxies are received and voted in the best interests of clients with a view to maximize the economic value of their investments unless we determine that it is in the best interests of clients to refrain from voting a given proxy. We believe that our proxy voting policies and procedures are reasonably designed to ensure that proxy voting is conducted in the best interest of clients and in accordance with our fiduciary duties and any applicable rules and regulations.

When clients have granted Manulife IM authority to vote securities in their accounts, we will vote in accordance with our proxy voting policy and standards, and clients cannot direct our vote in a particular proxy solicitation. Clients who have not provided us authority to vote securities in their accounts should reach out to their other service providers. We will not generally provide advice on proxy voting to clients who have not granted us voting authority.

Receipt of ballots and proxy materials

Except in instances in which a client retains voting authority, Manulife IM will instruct custodians of client accounts to forward all proxy statements and materials received in respect of client accounts to the proxy voting service provider. Proxies received are reconciled against the client’s holdings, and the custodian bank will be notified if proxies have not been forwarded to the proxy service provider when due.

Use of a proxy voting services provider

Manulife IM has deployed the services of a proxy voting services provider to ensure the timely casting of votes, to provide relevant and timely proxy voting research to inform our voting decisions, and to keep associated records. In addition to fulfilling other responsibilities, the proxy voting service provider has been engaged by Manulife IM to:

INTERNAL

5 For more information on our engagement activities please see the Manulife Investment Management global issuer engagement policy .

INTERNAL

•provide research and make voting recommendations, taking into account the product’s strategy. Manulife IM has adopted the Institutional Shareholder Services (ISS) Benchmark Policy for our ESG integrated strategies3 and the ISS Sustainability Policy for our thematic strategies.4 These policies were selected as their underlying principles, and recommendations are aligned with the strategies with which they are paired. Both policies are reviewed on a regular basis to ensure broad alignment with the various Manulife IM issue-specific statements;

•ensure proxies are voted and submitted in a timely manner;

•provide alerts when companies file additional materials related to proxy voting matters;

•perform other administrative functions of proxy voting;

•maintain records of proxy statements and provide copies of such proxy statements promptly on request;

•maintain records of votes cast; and

•provide recommendations with respect to proxy voting matters in general.

Through the proxy voting execution process, the proxy voting services provider populates initial recommended voting decisions using the relevant policy that considers a range of issues.

These voting recommendations are then submitted, processed, and ultimately tabulated. Manulife IM retains the authority and operational functionality to submit different voting instructions after these initial recommendations from the proxy voting services provider have been submitted based on Manulife IM’s assessment of each situation. As Manulife IM reviews voting recommendations and decisions, as articulated below, Manulife IM may change voting instructions based on those reviews.

Vote review and decision process

The firm actively reviews voting options where Manulife IM holds a significant ownership position in an investment. A significant ownership position in an investment is defined as those cases in which Manulife IM holds at least 2% of a company’s issued share capital in aggregate across all Manulife IM client accounts. The investment professionals may also review other proxy voting items for their holdings and may make voting suggestions and/or determinations as discussed further below. Where Manulife IM holds a significant ownership position in a company, the investment professional is notified of the matter and the related voting proposals are reviewed.

Manulife IM investment professionals apply the expertise of individuals across the organization in conducting proxy voting research and providing advice. Any such advice is supplemental to the research and recommendations provided by our proxy voting services provider and review by investment professionals.

Manulife IM investment professionals may seek internal review by and advice from the sustainability team when it considers the facts and circumstances of an individual ballot item. After considering all available information, the investment professional will make a voting decision. Where the vote is different from the initial recommendation provided by the proxy voting services provider, the sustainability team will execute the change and record the rationale for the decision.

On occasion, there may be proxy votes that are not within the research and recommendation coverage universe of the proxy voting services provider.

Investment professionals responsible for the proxy votes will provide voting recommendations to the Manulife IM proxy operations team, which will execute the votes accordingly.

INTERNAL

Securities lending

Manulife IM clients retain the authority and may choose to lend shareholdings. Manulife IM, however, generally retains the ability to restrict shares from being lent and to recall shares on loan in order to preserve proxy voting rights. Manulife IM is focused in particular on preserving voting rights for companies in which the firm holds 2% or more of a company’s voting shares aggregated across client accounts. Manulife IM has a process in place to systematically restrict and recall shares on a best-efforts basis for those companies in which we own an aggregate of 2% or more across all Manulife IM client accounts.

Where Manulife IM may refrain from voting

Manulife IM may refrain from voting a proxy where we have agreed with a client in advance to limit the situations in which we will execute votes. Manulife IM may also refrain from voting due to logistical considerations that may have a detrimental effect on our ability to vote. These issues may include, but are not limited to:

•costs associated with voting the proxy exceed the expected benefits to clients;

•underlying securities that have been lent out pursuant to a client’s securities that are on loan according to a client’s securities lending program and have not been subject to recall;

•short notice of a shareholder meeting;

•requirements to vote proxies in person;

•restrictions on a nonnational’s ability to exercise votes, determined by local market regulation;

•restrictions on the sale of securities in proximity to the shareholder meeting (i.e., share blocking);

•requirements to disclose commercially sensitive information that may be made public (i.e., reregistration);

•requirements to provide local agents with the power of attorney to facilitate the voting instructions (such proxies are voted on a best-efforts basis);

•insufficient information available to confirm Manulife IM is authorized to execute voting rights for certain shares; or

•the inability of a client’s custodian to forward and process proxies electronically.

Manulife IM does not engage in empty voting

Manulife IM does not engage in the practice of empty voting.6 Manulife IM advisory affiliates are prohibited from creating large hedge positions solely to gain the vote while avoiding economic exposure to the market. Manulife IM will not knowingly vote borrowed shares (shares borrowed for short sales and hedging transactions).

INTERNAL

6 Empty voting is a term embracing a variety of factual circumstances that result in a partial, or total, separation of the right to vote at a shareholders meeting from beneficial ownership of the shares on the meeting date.

INTERNAL

Conflicts of interest

Manulife IM has a fiduciary duty to our clients. We recognize that conflicts of interest may arise in our proxy voting activities, and we seek to identify, disclose, and mitigate potential conflicts in accordance with our fiduciary responsibilities.

We have identified the following potential conflicts of interest related to our proxy voting activities:

•Voting at a company that is the sponsor of one of our institutional clients or where the company otherwise has a material commercial relationship with either Manulife Financial Corporation (MFC) or another member of the Manulife group, and Manulife IM could be unduly influenced by the relationship

•Manulife IM employees could have a material relationship with a company, which could affect voting activities

Manulife IM has implemented processes to prevent and mitigate identified potential conflicts:

•Each Manulife IM employee is subject to a global code of ethics and general principles of business conduct, which reinforces fiduciary obligations and reminds employees of the requirement to put the interests of our clients first. Where a material conflict is identified between an employee and a company, the conflict must be disclosed to the employee’s manager and our legal/compliance departments as needed to determine if it is appropriate for such employee to influence vote decisions for that company.

•Manulife IM uses an organizational structure that separates reporting lines for the sustainability team and investment professionals from sales and vendor functions in order to minimize real, or potential, conflicts of interest and to help ensure that voting is conducted in the best interest of the underlying clients.

•Voting decisions are executed independently of our parent company, MFC, or any of its related entities.

Voting shares of MFC

MFC is the publicly listed parent company of Manulife IM. Generally, legislation restricts the ability of a public company (and its subsidiaries) to hold shares in itself within its own accounts. Accordingly, the MFC share investment policy outlines the limited circumstances in which MFC, or its subsidiaries, may or may not invest or hold shares in MFC on behalf of MFC or its subsidiaries.7

The MFC share investment policy does not apply to investments made on behalf of unaffiliated third parties, which remain assets of the client.8 Such investing may be restricted, however, by specific client guidelines, other Manulife IM policies, or other applicable laws.

Where Manulife IM is charged with voting MFC shares, we will seek to either vote shares in line with the voting recommendations of our external proxy voting service provider or not execute those votes in order to mitigate any conflict of interest.

INTERNAL

7 This includes general funds, affiliated segregated funds or separate accounts, and affiliated mutual / pooled funds. 8 This includes assets managed or advised for unaffiliated third parties, such as unaffiliated mutual/pooled funds and unaffiliated institutional advisory portfolios.

INTERNAL

Policy responsibility and oversight

The public markets sustainability committee (SC) oversees and monitors this policy and Manulife IM’s proxy voting function, as well as the third-party proxy voting service provider.

Manulife IM’s proxy operations team is responsible for the daily administration of proxy voting operational matters while the sustainability team is responsible for research and analysis of voting decisions and execution of changed votes. Significant proxy voting issues identified by Manulife IM’s proxy operations team are escalated to the sustainability team and may be reviewed by compliance and the SC.

The SC is responsible for the proper oversight of any service providers hired by Manulife IM to assist it in the proxy voting process. This oversight includes:

•Annual due diligence: Manulife IM conducts an annual due diligence review of the proxy voting service provider. This oversight includes an evaluation of the service provider’s industry reputation, points of risk, compliance with laws and regulations, and technology infrastructure. Manulife IM also reviews the service provider’s capabilities to meet Manulife IM’s requirements, including reporting competencies, the adequacy and quality of the service provider’s staffing and personnel, the quality and accuracy of sources of data and information, the strength of policies and procedures that enable it to make proxy voting recommendations based on current and accurate information, and the strength of policies and procedures to address conflicts of interest of the service provider related to its voting recommendations.

•Regular updates: Manulife IM requests that the proxy voting service provider deliver updates regarding any business changes that alter the service provider’s ability to provide independent proxy voting advice and services aligned with our policies.

Recordkeeping and reporting

Manulife IM provides clients with a copy of the proxy voting policy on request, and the proxy voting policy is also available on our website .  Manulife IM describes our proxy voting processes to our clients in the relevant or required disclosure documents and discloses to our clients the process to obtain information on how Manulife IM voted that client’s proxies.

Manulife IM keeps records of our proxy voting activities, which include proxy voting policies and procedures, records of votes cast on behalf of clients, records of client requests for proxy voting information, and any documents generated in making a vote decision. These documents may be available for inspection by regulatory authorities or government agencies.

Manulife IM discloses voting records ,  and those records are updated on a monthly basis. The voting records generally reflect the voting decisions made for retail, institutional, and other client funds in the aggregate.

INTERNAL

Policy amendments and exceptions

This policy is subject to periodic review by the SC in addition to a review a minimum of every three years. The SC may recommend and approve amendments to this policy.

Any deviation from this policy will only be permitted with the prior approval of the global chief investment officer in consultation with the chief sustainability officer, Manulife IM.

Appendix A

Manulife IM advisory affiliates in scope of policy and investment management business only

Manulife Investment Management Limited

Manulife Investment Management (North America) Limited

Manulife Investment Management (Hong Kong) Limited

PT Manulife Aset Manajemen Indonesia1

Manulife Investment Management (Japan) Limited

Manulife Investment Management (Malaysia) Bhd. Manulife Investment Management and Trust Corporation Manulife Investment Management (Singapore) Pte. Ltd.

Manulife IM (Switzerland) LLC

Manulife Investment Management (Taiwan) Co., Ltd.1

Manulife Investment Management (Europe) Limited

Manulife Investment Management (US) LLC

1 By reason of certain local regulations and laws with respect to voting, for example, manual/physical voting processes or the absence of a third-party proxy voting service provider for those jurisdictions, PT Manulife Aset Manajemen Indonesia does not engage a third-party

INTERNAL

service provider to assist in their proxy voting processes. Manulife Investment Management (Taiwan) Co., Ltd. uses the third-party proxy voting service provider to execute votes for non-Taiwanese entities only.

GLBL-86315 03/25 AODA

INTERNAL